Exhibit 99.1

Contacts:

Jeff Kyle	Kristyn Hutzell
Vice President Finance, Treasurer and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

February 7, 2008

POWER-ONE ANNOUNCES FOURTH QUARTER 2007 RESULTS

•      Q4 2007 sales improved to $132.3 million from $116.2 million in Q4 2006, an increase of 14%, and an increase of $0.9 million from Q3 2007

•      Fiscal 2007 revenue of $511.6 million, an increase of 51% compared with Fiscal 2006

•      Q4 2007 results improved to a loss of  $0.07 per share from a loss of $0.16 per share in Q4 2006

Camarillo, CA, February 7, 2008 —  Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the fourth fiscal quarter ended December 31, 2007 were $132.3 million, compared with $116.2 million for the fourth quarter of 2006.  Net loss for the fourth quarter ended December 31, 2007 was $6.5 million, or $0.07 per share, compared with a net loss of $14.2 million, or $0.16 per share in the fourth quarter 2006.  For Fiscal 2007, sales increased by 51% to $511.6 million, while net loss was $36.4 million or $0.42 per share compared with sales of $338.0 million and net loss of $14.6 million or $0.17 per share for Fiscal 2006. Legal expenses for the patent lawsuit against Artesyn for the fourth quarter were $1.8 million, and are expected to be substantially reduced in Q1.

The 51% year-over-year revenue growth was driven mainly from the late 2006 acquisition of Magnetek’s Power Electronics Group (PEG), in addition to excellent growth in the renewable energy inverter market, and higher sales in certain traditional products. Fourth quarter bookings were $123 million compared with $118 million in the third quarter of 2007.

While the Company was in range for its sales guidance, earnings per share were slightly lower. This was primarily due to a less than expected improvement in gross margin.  Factory inefficiencies and logistics costs negatively affected gross profit and had an approximate $0.02 per share negative effect on earnings.

Bill Yeates, Chief Executive Officer, commented, “This has been a challenging quarter and year for Power-One, but we have been improving our sales each quarter of the year.  While we achieved many of our targets for this last quarter, not everything went as well as planned.  We have made significant progress throughout the year in a number of areas including reducing our SG&A and improving sales by over 50%, but made only modest improvements in gross margin.  Although the Company continued to make improvements in the materials’ costs of approximately 1.5% over the prior quarter, this was mostly offset by a negative effect in factory and logistics’ costs.  As a result, the margin improvements were not as good as planned. The Company’s highest priority is to improve our gross margin. We have now closed operations at our Dallas, Texas and Hungary facilities and made reductions in other high-cost locations.  In order to further align its cost structure, the company will be shifting additional significant operations from higher-cost to lower-cost locations, and reducing SG&A.  The Company’s primary focus in regards to gross profit is to increase the utilization of our China factory to attain economies of scale and shorten our supply chain to reduce logistics’ costs.”

Mr. Yeates concluded, “With the announced changes of last year beginning to take effect, along with a shift of more products to lower-cost areas, we will see improvements in our gross profit.  When this is coupled with the sales opportunities that we have due to Power-One’s technology, product portfolio, and world-class customers, we believe that 2008 will be a year of growth and profitability for the company.”

Future Outlook:

For the first quarter of 2008, the Company anticipates that net sales will be in the range of $130 to $135 million.  Net loss is expected to be in the range of $0.04 to $0.07 per share in the first quarter.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Thursday, February 7, 2008 at 2:00 p.m. PT.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One:

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications. Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Please visit www.power-one.com for more information.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, the possibility that the market for the sale of certain products and services may not develop as expected; the difficulties of efficiently managing the company’s cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of the company’s manufacturing processes;  the Company’s ability to achieve and execute upon planned movement(s) of the location of manufacturing of selected products, specifically the achievement of projected manufacturing realignment to and increase in manufacturing utilization and output in the Company’s China facilities; the Company’s ability to achieve anticipated reductions in manufacturing costs following  relocation of applicable manufacturing sites; the Company’s ability to achieve anticipated improvements in gross margins, and/or  reductions in SG&A expenses;  the impact of competitive products or technologies and competitive pricing pressures; and the Company’s ability to secure, maintain, defend, enforce, and protect claimed intellectual property rights, including patents issued and patents applied for and to manage the costs related to such activities.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
NET SALES	$132,344	$116,171	$511,613	$338,048
COST OF GOODS SOLD	104,477	95,867	406,528	245,434
GROSS PROFIT	27,867	20,304	105,085	92,614

EXPENSES:
Selling, general and administrative	18,663	19,265	76,020	63,903
Engineering and quality assurance	12,139	11,535	48,828	38,582
Amortization of intangible assets	1,014	1,751	4,400	3,999
Restructuring costs	77	446	3,117	385
Asset impairment	3	—	1,193	—
Total expenses	31,896	32,997	133,558	106,869

INCOME (LOSS) FROM OPERATIONS	(4,029)	(12,693)	(28,473)	(14,255)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	242	272	1,230	2,085
Interest expense	(2,028)	(1,173)	(7,904)	(1,406)
Other income (expense), net	(809)	(632)	1,173	(1,779)
Total interest and other income (expense)	(2,595)	(1,533)	(5,501)	(1,100)

INCOME (LOSS) BEFORE INCOME TAXES	(6,624)	(14,226)	(33,974)	(15,355)

PROVISION (BENEFIT) FOR INCOME TAXES	(172)	1	2,396	(730)

NET INCOME (LOSS)	$(6,452)	$(14,227)	$(36,370)	$(14,625)

BASIC EARNINGS (LOSS) PER SHARE	$(0.07)	$(0.16)	$(0.42)	$(0.17)
DILUTED EARNINGS (LOSS) PER SHARE	$(0.07)	$(0.16)	$(0.42)	$(0.17)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	87,325	86,527	87,052	86,144
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	87,325	86,527	87,052	86,144

(1)

Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods. Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

(UNAUDITED)

	December 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,364	$34,422
Available for sale investments	7,477	11,365
Accounts receivable:
Trade (net of allowance)	129,984	122,533
Other	5,634	7,208
Inventories	105,930	111,893
Prepaid expenses and other current assets	7,487	12,971

Total current assets	284,876	300,392

PROPERTY & EQUIPMENT, net	62,809	66,831
INTANGIBLE ASSETS, net	82,748	80,027
OTHER ASSETS	1,163	2,021

TOTAL ASSETS	$431,596	$449,271

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$21,843	$26,349
Accounts payable	107,751	91,572
Restructuring reserve	6,726	10,272
Long-term debt, current portion	52,338	1,925
Other accrued expenses and current liabilities	24,410	26,119

Total current liabilities	213,068	156,237

LONG-TERM DEBT, less current portion	550	52,363
OTHER LONG-TERM LIABILITIES	18,552	17,443

STOCKHOLDERS’ EQUITY:
Common stock	87	87
Additional paid-in capital	615,040	611,300
Accumulated other comprehensive income	40,527	29,536
Accumulated deficit	(456,228)	(417,695)

Total stockholders’ equity	199,426	223,228

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$431,596	$449,271

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Orders	$122,680	$106,222	$492,181	$327,860

Sales	$132,344	$116,171	$511,613	$338,048

Operating Income (Loss)	$(4,029)	$(12,693)	$(28,473)	$(14,255)

Net Income (Loss)	$(6,452)	$(14,227)	$(36,370)	$(14,625)

Basic Earnings (Loss) Per Share (1)	$(0.07)	$(0.16)	$(0.42)	$(0.17)
Diluted Earnings (Loss) Per Share (1)	$(0.07)	$(0.16)	$(0.42)	$(0.17)

Basic Weighted Average Shares Outstanding (1)	87,325	86,527	87,052	86,144
Diluted Weighted Average Shares Outstanding (1)	87,325	86,527	87,052	86,144

(1)

Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods. Diluted WASO is utilized for periods with net income.